                                                                      Exhibit 99


401(K) PLAN AND ESOP OF UNITED STATES TRUST COMPANY OF NEW YORK AND AFFILIATED COMPANIES

INDEPENDENT AUDITORS' REPORT

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
Years Ended December 31, 2000 and 1999
Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2000
Supplemental Schedules

401(K) PLAN AND ESOP OF UNITED STATES TRUST COMPANY OF NEW YORK AND AFFILIATED COMPANIES

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                                 PAGE
2000 INDEPENDENT AUDITORS' REPORT                                                                                  1

1999 REPORT OF INDEPENDENT ACCOUNTANTS                                                                             2

FINANCIAL STATEMENTS FOR THE YEARS ENDED
   DECEMBER 31, 2000 AND 1999:

   Statements of Net Assets Available for Benefits                                                                 3

   Statement of Changes in Net Assets Available for Benefits                                                       4

   Notes to Financial Statements                                                                                  5-9

SUPPLEMENTAL SCHEDULES:

I.   Schedule to Form 5500:  Schedule H Item 4(i)
       Schedule of Assets Held for Investment as of December 31, 2000                                             10

II.  Schedule to Form 5500:  Schedule H Item 4(j)
       Schedule of Reportable Transactions for the Year Ended December 31, 2000                                   11

INDEPENDENT AUDITORS' REPORT

To the Plan Committee, Trustees' Examining and Audit Committee and Trustees' Committee on Compensation and Benefits, United States Trust Company of New
York:

We have audited the accompanying statement of net assets available for benefits of the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies (the "Plan) as of December 31, 2000, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Plan for the year ended December 31, 1999 were audited by other auditors whose report, dated June 15, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2000 financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Schedule H,
Item 4(i) and Item 4(j) are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan's management. Such supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche, LLP
New York, New York
June 25, 2001

REPORT OF INDEPENDENT ACCOUNTANTS

To the Plan Committee, Trustees' Examining and Audit Committee on Compensation and Benefits, United States Trust Company of New York

In our opinion, the accompanying statement of net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies (the "Plan") at December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                PRICEWATERHOUSECOOPERS LLP

New York, New York
June 15, 2000

401(K) PLAN AND ESOP OF UNITED STATES TRUST COMPANY
OF NEW YORK AND AFFILIATED COMPANIES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

ASSETS:                                                                              2000                  1999
  Investments, at fair value                                                   $   550,333,802      $   374,957,659
  Loans receivable from plan participants                                            5,236,494            5,469,348
  Employer contributions receivable                                                  4,555,372            7,772,037
  Other                                                                                 67,177              415,393
                                                                               ---------------      ---------------
           Total assets                                                            560,192,845          388,614,437

LIABILITIES:
  Other                                                                               -                     618,649
                                                                               ---------------      ---------------
NET ASSETS AVAILABLE FOR BENEFITS                                              $   560,192,845      $   387,995,788
                                                                               ===============      ===============


See notes to financial statements.

401(K) PLAN AND ESOP OF UNITED STATES TRUST COMPANY
OF NEW YORK AND AFFILIATED COMPANIES

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

ADDITIONS TO NET ASSETS ATTRIBUTED TO:
  Investment income:
    Interest and dividends                                                                     $    9,276,638
    Net appreciation on investments                                                               201,238,750
    Employee loan repayments - interest                                                               409,953
                                                                                               --------------
                                                                                                  210,925,341
                                                                                               --------------
  Contributions:
    Participants'                                                                                  12,657,108
    Employer's                                                                                      8,990,332
                                                                                               --------------
                                                                                                   21,647,440
                                                                                               --------------
          Total additions                                                                         232,572,781
                                                                                               --------------
DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO
  Benefits paid to participants                                                                    60,375,724
                                                                                               --------------
          Total deductions                                                                         60,375,724
                                                                                               --------------
NET INCREASE                                                                                      172,197,057

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                                               387,995,788
                                                                                               --------------
  End of year                                                                                  $  560,192,845
                                                                                               ==============


See notes to financial statements.

401(K) PLAN AND ESOP OF UNITED STATES TRUST COMPANY OF
NEW YORK AND AFFILIATED COMPANIES

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

1.       DESCRIPTION OF THE PLAN

         STRUCTURE OF PLAN - The 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies (the "Plan"), was originally adopted by United States Trust Company of New York (the "Company") on October 5, 1961. On May 31, 2000, U.S. Trust Corporation ("the Company's parent") became a wholly-owned subsidiary of The Charles Schwab Corporation ("CSC") and CSC became a financial holding company, subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. The Company is CSC's primary depository institution subsidiary. U.S. Trust Corporation shareholders received
         5.1405 shares of CSC common stock for each common share of U.S. Trust Corporation stock at the time of the Merger.

         The Plan is a defined contribution plan to which participants are not required to contribute. The Plan is a trusteed plan covering all employees who have completed three months of service. All employees who have completed at least one year of service are eligible to receive benefits under the Plan's matching contribution feature. The Plan has an ESOP feature, a 401(k) feature and a matching contribution feature. As of December 31, 1998, the final ESOP allocation was made to the Plan. No additional shares will be allocated to the ESOP. All contributions to the ESOP and related investment earnings are 100% vested.

         Under the 401(k) feature of the Plan, employees may elect to make contributions to the Plan of up to 20% of their base pay and up to 100% of their awards under the Annual Incentive Plans, subject to the limitations applicable under the Internal Revenue Code of 1986, as amended (the "Code"). All 401(k) elective contributions and related investment earnings that are allocated to an employee's account under the Plan are immediately 100% vested.

         Under the 401(k) matching feature of the Plan, all participants who are actively employed as of December 31 of each year and who have completed at least one year of service are eligible to receive a Company matching contribution. For the 2000 and 1999 Plan years, the Company matched 80% and 60% of a participant's 401(k) contributions to the Plan, respectively, up to a maximum of 5% of each participant's annual base pay in the form of Company stock (Effective June 1, 2000, matching contributions are made in the form of the publicly traded common stock of The Charles Schwab Corporation stock). Company matching contributions and investment earnings thereon becomes fully vested after five years of service.

         All contributions to the Plan are subject to the limitations applicable under the Code.

         FORFEITED ACCOUNTS - If a participant terminates employment before completing five years of service, all 401(k) matching contributions and investment earnings thereon are forfeited. If a participant is rehired prior to a five-year break in service, any forfeited amounts, including earnings thereon, will be restored in accordance with the Plan. Forfeited amounts will be used to restore benefits to rehired employees and to offset Company contributions. At December 31, 2000, forfeited nonvested accounts totaled $14,171.

         PLAN INVESTMENT ALTERNATIVES - The Plan's investment alternatives include a Company Stock Fund. Prior to June 1, 2000, the Company Stock Fund was invested solely in the publicly traded stock of U.S. Trust Corporation. Effective June 1, 2000, this fund is invested in the publicly traded stock of The Charles Schwab Corporation. In November of 2000, the assets of the Charles Schwab Corporation Stock Fund were converted to units. The fund is primarily invested in the publicly traded stock of the Charles Schwab Corporation. A small percentage of the fund is invested in short-term investments to facilitate daily trading.

         Available cash in the Plan may be invested in short-term investments in such amounts as the Company deems appropriate for the purposes of the Plan.

         PLAN TERMINATION - While the Company has not expressed any intent to discontinue its contributions, it is free to do so at any time, subject to the provisions set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). In the event such discontinuance results in termination of the Plan, the Plan provides that all participants would be fully vested in the share of each fund allocated to their individual accounts based on market value of each fund at the time the Plan is terminated.

         PLAN ADMINISTRATION - The Plan is administered by the Retirement and 401(k)/ESOP Administrative Committee, whose members are appointed by the Board of Directors of United States Trust Company of New York.

         PLAN ACCOUNTING AND DISTRIBUTIONS - Investments are valued on a daily basis and are reflected in participants' accounts based on actual cash value.

         Generally, distributions are made to participants in cash or, in the case of the Charles Schwab Stock Fund and the ESOP Stock Fund, participants may elect to receive shares of common stock of the Charles Schwab Corporation at their plan share value, as follows:

         - Retirement - either lump sum, or in installments over periods up to 15 years;

         -        Termination - lump sum;

         -        Death - lump sum to beneficiary; and

         - During employment - lump-sum withdrawal on a hardship or discretionary basis of all or part of the current value of the 401(k) portion of the employee's account balance subject to applicable Code requirements.

         Employees may elect to transfer all or any part of their interests in one or more of the investment fund(s) to any other investment fund(s) on a daily basis.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NEW ACCOUNTING PRONOUNCEMENT - During 2000, the Company adopted SOP 99-3, "Accounting for Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters", (the "SOP 99-3") which amends SOP 94-4, "Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined Contribution Plans", and SOP 92-6, "Accounting and Reporting by Health and Welfare Plans". This SOP simplified disclosures for certain investments and is effective for financial statements for plan years ending after December 15, 1999. The SOP eliminates the requirement for a defined contribution plan to present plan investments by general type for participant-directed investments in the statement of net assets available for benefits and to disclose benefit-responsive investment contracts by investment fund option. The adoption of SOP 99-3 requires a defined contribution plan to identify nonparticipant-directed investments that represents 5% or more of net assets available for benefits. See Footnote 6 for details on nonparticipant-directed investments.

         INVESTMENT VALUATION POLICY

         - Mutual funds, which are registered investment companies, are valued at quoted market prices.

         - Short-term investments in the Excelsior Money Fund and the Schwab Value Advantage Money Fund are valued at cost, which approximates fair value.

         - Shares of the UST Capital Preservation Fund are valued based on the contract prices of investment contracts and market prices of other investments in the fund.

         - Common stocks are valued at the quoted market price; realized gains and losses are determined on an average-cost basis.

         - Dividend income is recorded on the ex-dividend date. All other investment income is recorded as earned on an accrual basis.

         - The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair market value of investment securities is determined based on the investment valuation policy. Loans receivable from Plan Participants are valued based on the outstanding principal balance of loans. It is not otherwise possible to estimate the fair market value of loans receivable since upon the termination of a Participant's employment for any reason, the loan is accelerated and repayable in full under the provisions of the Plan.
         In such a case, failure by the Participant to repay the loan for any reason including financial inability to do so, will be deemed a distribution from that Participant's account balance in the amount of the unpaid loan balance and will be subject to taxes and related tax penalties for early distribution as provided for under the Code.

         RISKS AND UNCERTAINTIES - The Plan provides for various investment options. Investment securities are exposed to various risks such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for plan benefits and changes therein.

         ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         PAYMENT OF BENEFITS - Benefits are recorded when paid.

3.       COMPANY CONTRIBUTIONS

         Company contributions for 2000 and 1999 comprise:

                                                                                  2000             1999
         401(k) feature                                                      $  4,555,372      $  5,081,104
         Matching feature                                                       4,434,960         2,690,933
                                                                             ------------      ------------
                                                                             $  8,990,332      $  7,772,037
                                                                             ============      ============

         Company contributions include awards under the Annual Incentive Plans that participants have elected to defer under the 401(k) feature of the Plan.

4.       LOANS TO PARTICIPANTS

         Participants in the Plan are able to borrow up to 50% of their account balances in the Plan, including the value of their interest in the ESOP Stock Fund, up to a maximum of $50,000 (ESOP funds, however, cannot be borrowed). Loans bear interest at a fixed rate based on an average of the prime lending rates charged by major banking institutions on the date the loan is requested. Participants who borrow from their Plan accounts do not receive allocations of Plan investment income on the amounts borrowed; however, they are credited with the interest they pay on such loans. Loans are repayable over periods not to exceed five years unless they are granted for the purchase of a principal residence, in which case they are repayable over periods not to exceed ten years. The loan principal and interest payments made by participants are added to their account balance.

5.       RELATED PARTY TRANSACTIONS AND EXPENSES

         Certain officers and employees of the Company who are participants in the Plan perform administrative services related to the operation, recordkeeping and financial reporting of the Plan. The Company pays these and other administrative expenses on behalf of the Plan.

         In addition, some of the Plan's assets are invested in Excelsior Mutual Funds, which are advised by the Company, a subsidiary of U.S. Trust Corporation. Although these transactions qualify as party-in-interest transactions, they are specifically exempt in accordance with U.S. Department of Labor Prohibited Transaction Exemptions.

6.       NONPARTICIPANT-DIRECTED INVESTMENTS

         The Charles Schwab Stock Fund holds both participant-directed and nonparticipant-directed investments. Nonparticipant-directed investments are only in the form of common stock. All other investments are participant-directed. Information about the net assets and the significant components of the changes in net assets is as follows:

                                                                                        DECEMBER 31,
                                                                                  2000                 1999
         Net assets:
           Common stocks                                                    $   183,053,538      $   131,927,142
           Money markets                                                         13,562,790            1,575,301
           Receivables                                                            1,249,443            4,248,361
           Payables                                                                 67,177              (51,973)
                                                                            ---------------      ---------------
                                                                            $   197,932,948      $   137,698,831
                                                                            ===============      ===============

                                                                                                     YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                        2000
         Change in net assets:
           Participant contributions                                                             $     4,809,494
           Employer contributions                                                                      5,684,403
           Interest and dividend income                                                                   97,000
           Net appreciation on fair value of investments                                             118,165,207
           Benefits paid to participants                                                             (22,666,588)
           Transfers to participant-directed investments                                             (46,688,710)
           Net participant loan activity                                                                 833,311
                                                                                                 ---------------
                                                                                                 $    60,234,117
                                                                                                 ===============

7.       TAX STATUS

         In a letter dated December 14, 1999, the Internal Revenue Service has ruled that the Plan, as amended and restated January 1, 1999, constitutes a qualified trust under Section 401(a) of the Internal Revenue Code ("IRC") and is, therefore, exempt from Federal income taxes under provisions of Section 501(a). The Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

         A participant will not be subject to income tax on amounts contributed to the Plan on his behalf by the Company nor on any income earned by the Plan and credited to his account until such amounts are withdrawn by or distributed to the participant, or deemed distributed to him by reason of failure to repay a loan.


                                     ******

                                                                      SCHEDULE I

401(K) PLAN AND ESOP OF UNITED STATES TRUST COMPANY
OF NEW YORK AND AFFILIATED COMPANIES

SCHEDULE TO FORM 5500: SCHEDULE H, ITEM 4(I)
SCHEDULE OF ASSETS HELD FOR INVESTMENT
AS OF DECEMBER 31, 2000
--------------------------------------------------------------------------------

        NUMBER                                                              FAIR
        SHARES            INVESTMENT DESCRIPTIONS                           VALUE
                  SHORT-TERM INVESTMENTS:
    32,658,432      Schwab Value Advantage Fund                      $   32,658,432    *
            46      BT Institutional Liquid Asset Fund                           46
            10      BT Pyramid Directed Cash Fund                                10
        11,146    Schwab Retirement Money Fund                               11,146

                  COMMON STOCK:
    14,020,528      Charles Schwab Corporation Stock                    397,832,482    *

                  MUTUAL FUNDS:
      1,087,653     Excelsior Blended Equity Fund                        46,236,124    *
      1,513,285     Excelsior Managed Income Fund                        13,604,428
        994,664     Excelsior Short-Term Government Securities Fund       6,972,597
        605,735     Excelsior International Fund                          8,528,752
        882,533     Excelsior Institutional Optimum Growth Fund          15,470,805
        575,262     Excelsior Value And Restructuring  Fund              19,455,370    *
        319,233     Excelsior Small Cap Fund                              3,632,866
         21,719     Schwab Small-Cap Index Fund                             398,753
          7,080     Schwab 1000 Fund                                        260,039
          3,969     Schwab International Index Fund                          65,203

                  COMMINGLED TRUST FUNDS:
        149,238     UST   Capital Preservation Fund                       5,206,749

                  PARTICIPANT LOANS**
                    Maturity dates between one and ten years,
                    interest rates between 5.8% and 9.5%                  5,236,494
                                                                     --------------
                  TOTAL                                              $  555,570,296
                                                                     ==============


*Represents 5% or more of total plan assets as of January 1, 2000.

**Party-in-interest

                                                                     SCHEDULE II

401(K) PLAN AND ESOP OF UNITED STATES TRUST COMPANY
OF NEW YORK AND AFFILIATED COMPANIES

SCHEDULE TO FORM 5500: SCHEDULE H, ITEM 4(J)
SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 2000
--------------------------------------------------------------------------------

                                                             PURCHASES                       SALES               GAIN/(LOSS)
                                                       ---------------------        ---------------------      -------------
                                                       NUMBER        AMOUNT         NUMBER         AMOUNT
AGGREGATE REPORTABLE
  TRANSACTIONS

  Excelsior Money Fund                                   288    $  76,052,225         210    $  89,382,950     $        (842)
  Excelsior Managed Income Fund                          112        4,353,974         111       16,686,819          (207,661)
  Excelsior Blended Equity Fund                          121       11,129,682         128       45,812,221         3,542,247
  Excelsior Value & Restructuring Fund                   152       11,000,157          87       17,162,933           347,881
  Excelsior Institutional Optimum Growth Fund            139       13,775,850         106       21,826,841           455,444
  Charles Schwab Corporation Common Stock                100       29,559,041         180      109,788,194        27,309,501
  U.S. Trust Corporation Common Stock                     96       13,489,275         183       34,327,188        25,950,621